EXHIBIT 99.1

PRESS RELEASE OF REGISTRANT DATED APRIL 30, 2003

EvergreenBancorp Reports Steady Performance in First Quarter SEATTLE—(BUSINESS WIRE)—April 30, 2003—Earnings for EvergreenBancorp’s (OTCBB:EVGG) first quarter of 2003 were virtually at the same level as 2002 at $.28 per share, compared with $.28 in 2002 after adjusting for the 15% stock dividend last year.

Total earnings ended at $298,000 compared to $301,000 in 2002.

These results were achieved despite the decrease in net interest margin from 5.59% to 5.25%. The quarter reflected lower loan loss provisions due to reduced loan levels, and an 18% improvement in non-interest income offset by a more modest 7% increase in non-interest expense.

The company’s capital strength is reflected in its 9.37% capital-to-asset ratio compared to 9.34% last year and its strengthened reserve for loan losses of 1.38% compared to 1.32% in 2002.

“The continuing slow growth in the local economy has made for unevenness in overall loan demand,” said Gerry Hatler, president of EvergreenBancorp. “The company’s management has continued to grow the investment portfolio to soften the impact of lower levels of loans outstanding.

“We are implementing changes in our operations that will continue to positively impact earnings in the longer run,” Hatler added. “This, coupled with continued emphasis on quality loan production in an increasingly challenging lending environment, will enhance the value for our shareholders in the future.”

EvergreenBank, a wholly owned subsidiary of EvergreenBancorp Inc., is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has three offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, and on 110th N.E. in Bellevue. EvergreenBancorp is traded on the OTC Bulletin Board under the symbol EVGG.

CONTACT:	EvergreenBancorp Inc. Bill Filer, 206/628-4263
bill.filer@evergreenbank.com
or
Firmani & Associates Inc.
Mark Firmani, 206/443-9357
mark@firmani.com

SOURCE:	EvergreenBancorp

Press Release Provided by Acquire Media